Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Kathy Galante	Kim Wittig
OSI Pharmaceuticals, Inc.	OSI Pharmaceuticals, Inc.
Investor/Public Relations	Public Relations
631-962-2000	212-824-3204
PRELIMINARY TOPLINE EFFICACY RESULTS FROM PHASE II DATA SHOW
MACUGEN® (pegaptanib sodium injection) MAINTAINED OR IMPROVED VISION IN
OVER 90 PERCENT OF PATIENTS WITH MACULAR EDEMA ASSOCIATED WITH
CENTRAL RETINAL VEIN OCCLUSION (CRVO)
— Study results suggest efficacy of selective vascular endothelial growth factor (VEGF)
inhibition in treating common cause of vision loss in patients with retinal vascular disease —
NEW YORK — June 1, 2006 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today interim Phase II study results showing that intravitreal injections of Macugen® (pegaptanib sodium injection) resulted in better visual acuity outcomes in patients with macular edema due to central retinal vein occlusion (CRVO), compared with those receiving a sham injection. Over 90 percent of patients maintained or improved vision (defined as a loss of less than 15 letters in visual acuity) at 30 weeks when treated with Macugen injections (0.3 mg or 1.0 mg) compared to approximately 69 percent of those treated in the control arm (p<0.05 for both doses). Patients treated with Macugen for 30 weeks had, on average, an improvement in visual acuity while the control group demonstrated a mean decrease in visual acuity from baseline to week 30 (7.5 letters improvement in the 0.3 mg group; 10.2 letters improvement in the 1 mg group; versus 1.9 letters loss in the sham group). Vision gain was seen with a single injection of Macugen within 6 weeks of treatment, versus a loss in the control group. The proportion of patients gaining 15 letters or more was 36 percent in the 0.3 mg group and 39 percent in the 1.0 mg group, compared to 28 percent in sham controls.
More complete trial results including a summary of safety and other secondary efficacy analyses from the trial will be presented at the 24th Annual Meeting of the American Society of Retina Specialists (ASRS), September 9-13, in Cannes, France. We expect the safety results from Macugen in CRVO to be similar to the substantial safety database and experience of Macugen in neovascular AMD.

“Retinal vein occlusion, or RVO, is a common cause of marked or total loss of vision in the middle-aged and elderly population. Despite the fact that more than 130,000 new cases of RVO are reported each year, there are currently no approved pharmacological treatments to treat the condition,” said Anthony P. Adamis, M.D., Chief Scientific Officer, (OSI) Eyetech. “These data are important because they suggest that through selective VEGF inhibition, Macugen may be effective at targeting the underlying pathologies that play a significant role in promoting the vision loss associated with RVO.”
About the Study

This Phase II randomized, dose-ranging, double-masked, multi-center trial was conducted to determine the safety, efficacy and pharmacokinetics of Macugen in patients with recent vision loss due to macular edema associated with CRVO.
In the study, 98 patients were randomized to receive Macugen 1 mg or 0.3 mg or sham intravitreous injection, once every six weeks for 24 weeks. Endpoints included the difference in change from baseline mean visual acuity (ETDRS VA) between sham and 0.3 mg, and between sham and 1 mg, both at 30 weeks after five treatments. Other endpoints included optical coherence tomography (OCT), fluorescein angiography (FA) and photographic assessments, as well as population pharmacokinetics. Final assessments will be performed at week 52.
About Central Retinal Vein Occlusion

Retinal vein occlusion (RVO) is an eye condition characterized by blockage of the central retinal vein or one of its branches. When the vein is blocked, blood flow backs up and causes tiny hemorrhages, areas of swelling and other pressure-related damage in portions of the retina that are located near the blocked blood vessels. This can cause minimal or substantial loss of vision, depending on the extent of this retinal damage. The risk factors for this disorder include aging, high blood pressure, diabetes, glaucoma and smoking.
Central retinal vein occlusion (CRVO) is the second leading cause of visual loss due to retinal vascular disease, and can be caused by abnormal growth of blood vessels. Most occlusions occur after age 50, with the highest rate of occurrence in individuals in their 60’s and 70’s.
About Macugen

Macugen is the first selective VEGF inhibitor that has been approved in the United States, Canada, the European Union and several other countries for the treatment of all forms of neovascular (wet) age-related macular degeneration (neovascular AMD). It is administered in a 0.3 mg dose once every six weeks by intravitreal injection. Macugen is a pegylated anti-VEGF aptamer, which binds to vascular endothelial growth factor (VEGF). VEGF is a protein that plays a critical role in angiogenesis (the formation of new blood vessels) and increased permeability (leakage from blood vessels), two pathological processes that contribute to the vision loss associated with neovascular AMD.
Macugen is approved for neovascular AMD by regulatory authorities in the United States, European Union, Canada, Brazil, Argentina, Peru, Pakistan, the Philippines and Switzerland, with filings submitted in 14 other countries. Macugen is now available in the United States, Canada, United Kingdom, Germany, Sweden, Finland, Ireland, Austria, Turkey, Mexico, Philippines, Pakistan and Brazil.
OSI and Pfizer Inc. co-promote and co-develop Macugen in the United States. OSI has granted Pfizer the exclusive rights to commercialize Macugen in countries outside the United States pursuant to a royalty-bearing licensing agreement.
For full prescribing information about Macugen, please visit http://www.macugen.com/.
Important Safety Information

Macugen is contraindicated in patients with ocular or periocular infections or with known hypersensitivity to pegaptanib sodium or any other excipient of this product.
Intravitreal injections including those with Macugen have been associated with endophthalmitis. Proper aseptic injection technique — which includes use of sterile gloves, a sterile drape, and a sterile eyelid speculum (or equivalent) — should always be utilized when administering Macugen. In addition, patients should be monitored during the week following the injection to permit early treatment, should an infection occur.
Increases in intraocular pressure (IOP) have been seen within 30 minutes of injection with Macugen. Therefore, IOP as well as the perfusion of the optic nerve head should be monitored and managed appropriately.
Serious adverse events related to the injection procedure occurring in <1% of intravitreal injections included endophthalmitis, retinal detachment, and iatrogenic traumatic cataract.
Most frequently reported adverse events in patients treated for up to two years were anterior chamber inflammation, blurred vision, cataract, conjunctival hemorrhage, corneal edema, eye discharge, eye irritation, eye pain, hypertension, increased IOP, ocular discomfort, punctate keratitis, reduced visual acuity, visual disturbance, vitreous floaters, and vitreous opacities. These events occurred in approximately 10% to 40% of patients.
Rare cases of anaphylaxis/anaphylactoid reactions, including angioedema, have been reported in postmarketing experience following the intravitreal administration procedure.
About OSI Pharmaceuticals

OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases, and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is

focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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